Effective October 10, 2008 the PIMCO CommodityRealReturn Strategy Portfolio, PIMCO Real Return Portfolio, PIMCO Total Return Portfolio, PIMCO Global Bond Portfolio (Unhedged) and PIMCO All Asset Portfolio may all invest in shares of the PIMCO Funds Private Account Portfolio Series Short-Term Floating NAV Portfolio to the extent permitted by the Investment Company Act of 1940.